READER’S DIGEST ASSOCIATION FILES
FOR VOLUNTARY PRE-ARRANGED CHAPTER 11
AS PART OF PREVIOUSLY ANNOUNCED RESTRUCTURING PLAN

RDA’s Non-U.S. Operations are not Part of Filing

Company Secures $150 Million New Money DIP Financing Facility
That is Convertible to Exit Financing upon Emergence

PLEASANTVILLE, N.Y., August 24, 2009 – The Reader's Digest Association, Inc. (RDA), a global multi-brand media and marketing company, today announced it has filed voluntary pre-arranged petitions under Chapter 11 of the United State Bankruptcy Code, as part of the company’s previously announced restructuring plan.  Prior to the filing, more than 80 percent of the company’s senior secured lenders had signed on to the agreement in principle.  The filing applies only to the RDA’s U.S.  businesses — its operations in Canada, Latin America, Europe, Africa, Asia and Australia-New Zealand will not be part of the filing.

RDA’s senior lender group has committed $150 million in new Debtor-in-Possession (DIP) financing, which is convertible into exit financing upon emergence.  The company believes this DIP financing will ensure sufficient liquidity during the reorganization process and beyond, and RDA’s international operations will have adequate funding based on continuing operations and access to proceeds from the DIP financing.

The company has filed a number of motions to ensure that the filing does not adversely affect day-to-day operations for its employees, customers or suppliers.  RDA is seeking – and fully expects to receive – approval for a variety of first-day motions, including requests to honor its customer obligations.  Suppliers and vendors who provide goods and services to the company on or after August 24, 2009, will continue to be paid in the ordinary course.

Mary Berner, RDA’s President and Chief Executive Officer, said, “Our business operations remain solid, with anticipated Fiscal 2009 revenue only down by low single digits, currency neutral, despite the recession.  We look forward to emerging with a restructured balance sheet and as a financially stronger organization that is positioned to pursue our growth and transformational initiatives.”

RDA previously announced on August 17, 2009 that it had reached an agreement in principle with a majority of its senior secured lenders on the terms of a restructuring plan to significantly reduce its debt burden and strengthen the company financially for the future.   Under the agreement, RDA’s senior lenders would exchange a substantial portion of the company’s $1.6 billion in senior secured debt for equity, effectively transferring ownership to the lender group.  The agreement also establishes the substantive terms of the $550 million in debt that will remain on RDA’s balance sheet upon exit.

Further information about the company can be found at www.RDA.com and specific information about the restructuring can be found at www.RDARestructuring.com.

About The Reader’s Digest Association, Inc.
RDA is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.   The company builds multi-platform communities based on branded content.  With offices in 44 countries, it markets books, magazines, and music, video and educational products reaching a customer base of 130 million in 78 countries.  It publishes 94 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 65 branded websites generating 22 million unique visitors per month, and sells approximately 40 million books, music and video products across the world each year.  Its global headquarters are in Pleasantville, N.Y.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws, including statements regarding anticipated financial results, plans and strategies and liquidity.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from anticipated results, including but not limited to: the potential adverse impact of any chapter 11 bankruptcy filing on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in any chapter 11 proceedings; the ability of the Company to secure additional support from its secured lenders and noteholders for its proposed restructuring plan; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers; changes in the demand for our products from the Company’s current estimates; the loss of business with respect to, or the lack of commercial success of, our products; the Company’s ability to achieve cost reductions; the costs, timing and success of restructuring actions; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s customers and suppliers; the cost and availability of raw materials; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow; further impairment charges initiated by adverse industry or market developments; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission.  Many of these factors are beyond the Company’s ability to control or predict.  Future operating results will be based on various factors, including actual consumer demand for the Company’s products and the Company’s success in implementing its operating strategies.  The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend, supplement or clarify them to reflect future events, new information or circumstances occurring after the date hereof.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts:
William Adler, RDA 914-244-7585
Kathy Fieweger, FD 312-608-9867

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